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                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549
                             ------------------------------
                                      FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                       OF THE INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                     ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A
                           (Name of Unit Investment Trust)


                               One Allstate Drive
                         Farmingville, New York 11783
                                  516/451-5300
                         (Address of Principal Office and
                          Telephone Number of Registrant)


                                 Michael J. Velotta
                     Vice President, Secretary and General Counsel
                    Allstate Life Insurance Company of New York
                                 3100 Sanders Road
                             Northbrook, Illinois 60062
                   (Name and Complete Address of Agent for Service)



Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /x/    NO / /

                                  _____________________


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                                   SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940 the depositor of the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the Township of Northfield and the state of Illinois on the 21st day of December, 1995.

                              ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A
                                            (Name of Registrant)


                               By: ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                                             (Name of Depositor)


                               By: ___________________________________________
                                            Michael J. Velotta
                                            Vice President, Secretary
                                            and General Counsel
                                            Allstate Life Insurance Company of
                                            New York





Attest:__________________________________
       Paul N. Kierig
       Assistant Secretary
       Allstate Life Insurance Company of
       New York